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                                      EXHIBIT 11
                              WOODHEAD INDUSTRIES, INC.
            COMPUTATION OF EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE
              (Amounts in thousands, except per share data - unaudited)


                                          Three Months Ended  Nine Months Ended
                                               6/28/97             6/28/97
                                          ------------------  -----------------
                                                     Fully               Fully
                                          Primary   Diluted   Primary   Diluted
                                         --------  --------  --------  --------

Net Income............................   $  3,181  $  3,181  $  8,872  $  8,872
                                         --------  --------  --------  --------
                                         --------  --------  --------  --------

Weighted average
  common shares.......................     10,474    10,474    10,450    10,450
Incremental shares issuable
  for stock options outstanding
  (Treasury stock method).............        580       643       529       643
                                         --------  --------  --------  --------



Common and Common
  Equivalent Shares...................     11,054    11,117    10,979    11,093
                                         --------  --------  --------  --------
                                         --------  --------  --------  --------


Earnings per common and common
  equivalent shares...................      $0.29     $0.29     $0.81     $0.80
                                         --------  --------  --------  --------
                                         --------  --------  --------  --------

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